UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934 (Amendment No.     )

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☐  Preliminary Proxy Statement
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☑  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

Target Corporation
(Name of Registrant as Specified In Its Charter)

Pershing Square, L.P.
Pershing Square II, L.P.
Pershing Square IV Trade-Co, L.P.
Pershing Square IV-I Trade-Co, L.P.
Pershing Square International, Ltd.
Pershing Square International IV Trade-Co, Ltd.
Pershing Square International IV-I Trade-Co, Ltd.
Pershing Square Capital Management, L.P.
PS Management GP, LLC
Pershing Square GP, LLC
Pershing Square Holdings GP, LLC
William A. Ackman
Michael L. Ashner
James L. Donald
Ronald J. Gilson
Richard W. Vague
Ali Namvar
Roy J. Katzovicz
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Transcript Excerpt from May 26, 2009 CNBC Squawk Box appearance by William A. Ackman
On May 26, 2009, William Ackman, the founder and managing member of the general partner of Pershing Square Capital Management, L.P., appeared on television on CNBC Squawk Box. The following is a transcript excerpt from the appearance:
Conversation between CNBC and William A. Ackman
ANCHOR: All right less than two days away now from the Target annual shareholders meeting in Wisconsin for what is expected to be one of the closest and most highly anticipated proxy battles of the season and joining us now we welcome back special guest, hedge fund manager William Ackman, Managing Principal of Pershing Square Capital Management. As usual we invited Target to join us, but they declined our invitation. Good to see you, Bill.
WILLIAM A. ACKMAN, PERSHING SQUARE CAPITAL MANAGEMENT, L.P.: Thanks for having me.
[INTENTIONALLY OMITTED]
ANCHOR: What do you make of the Barron’s piece? I know that you had a quick and —verbose is a bad word, but certainly a long-winded answer to everything that Andrew Bary had to say.
ACKMAN: Sure, I mean I think that Barron’s is a good publication. They lost it on this one but what I would say is that, people are so used to proxy contests being about throwing out management, massive changes in strategic direction, and even the press, when they write about it they miss the point. And what this is about is not a major change in strategic direction, for Target. It’s about having the best possible board. If you think about where the failures have happened in our country with major corporations, the banks and so on, a lot of it has to do with the fact that the boards weren’t paying attention or they didn’t own enough stock, or they weren’t particularly focused or they didn’t think about risk, and who’s on the board matters. You know if you look at Target 25 years ago, they were pretty forward-thinking about governance and making sure that they brought in fresh directors periodically. They had 12-year term limits, they separated the chairman and the CEO roles and they didn’t have a staggered board. Well, in the last period of time, they put in place a staggered board, they combined the Chairman and CEO role in one person, they went from 12-year term limits to 15-year term limits to, most recently, 20-year term limits. And, what that’s done in our opinion, it’s made the board somewhat insular, a bit closed to points of view from the outside. And so what we did is we put up a slate of independent directors. Four of the five have no affiliation with Pershing Square. I’m the fifth. Shareholders can pick among which ones they like which ones they don’t like. We think the result will be a better board. And we picked people who have relevant expertise.
ANCHOR: You know what I think the disconnect is, I think, you keep saying you don’t have a problem with management. The cases where the boards weren’t paying attention resulted in management screwing up, sinking companies.
ACKMAN: Yes.
ANCHOR: — over-leveraging companies —

ACKMAN: Yes.
ANCHOR: In this case, it’s hard to see what you’re saying. I guess that is because you’ve backed most of management’s efforts and if you look at the ten-year performance of Target, it’s been very good, they’ve taken on Wal-Mart maybe better than probably anyone else.
ACKMAN: Sure.
ANCHOR: So, if you don’t have a problem with management then what’s the problem? What do you want the board to do once they get in?
ACKMAN: Well, actually, I have some issues.
ANCHOR: You do have some issues...
ACKMAN: With some decisions the company made whether these are -
ANCHOR: Credit card?
ACKMAN: Let’s talk about that. You know, two years ago, more than two years ago I went to the company and I said, “Look, you’ve got this huge exposure to credit cards, credit markets are headed in the wrong direction, this is not your core competency, you can do a partnership with a bank, you can outsource this risk and keep the best parts of it.” For several years, shareholders have been pushing the company, and pushing the board to make this decision and it led to them to hiring Goldman Sachs. They ran a process, and they took a baby step in the right direction. And that baby step cost shareholders probably, you know, several billion dollars, if not more, in market value. I would say, you know, perhaps five or six billion dollars in market value.
ANCHOR: Because they didn’t take the full step?
ACKMAN: They didn’t take the full step. Years ago shareholders pushed the company, you know, I’ve been on the road meeting shareholders. What they say about the company is that the company’s a bit stubborn. You know for years, people pushed the company to get out of Mervyn’s and Marshall Fields.
ANCHOR: Like many companies, slow moving with making big decisions, right?
ACKMAN: That’s right.
ANCHOR: You don’t want to run around, sort of doing things half-cocked, right?
ACKMAN: Absolutely not.
ANCHOR: Every time an activist comes along, you know, everything they say — you don’t all of a sudden change.
ACKMAN: Absolutely, which is why you want people on the board who are receptive to people from the outside. And, we’re not putting up five Pershing Square affiliates. We think about the mistakes the company’s made. I mean, the company’s now making a push in food retail.

You know Wal-Mart made a push beginning 15 years ago and has a huge advantage over Target. Would they have been better off having a director on the board who has experience in food retailing? The credit card industry, you know they’ve made some mistakes in credit cards. Would they be better off having someone who’s an expert in credit cards?
ANCHOR: Alright, so you do have a problem with management. I mean, you want them to do something different with credit cards, you want them to maybe do the spin-off in the REIT structure with some of the real estate...
ACKMAN: What I want —
ANCHOR: So it seems disingenuous —
ACKMAN: No no no —
ANCHOR: — that you don’t have a problem with management and you just want all boards to be, you know, more open and less insular.
ACKMAN: Look, at the end of the day, the bottom line stops with the board. You know a problem I do have with management is their lack of stock ownership. A problem I have with the board is their lack of stock ownership. Look at Wal-Mart’s board. They’ve got a 25% shareholder who sits on the board. The Walton family really cares what happens to Wal-Mart. They’ve got retailers on that board, they’ve got Allen Questrom and they’ve got Roger Corbett. They’ve got a real estate executive on the board. If you look at Target’s board, no retail executive, no real estate executive, no credit card executive, and no ownership. The independent directors own two basis points of stock in the company. They’ve not done a good job creating a culture of ownership of the company.
ANCHOR: Now they would say Kovacevich, it would be their representative who’s a credit card expert.
ACKMAN: And I would say, “I agree, if you had to pick a director who’s got credit card experience, he’s run a very successful bank.” But that should have been the director who pushed them to get out of the credit card business years ago. So the company has made some mistakes, and management’s made some mistakes. But I wouldn’t change management, what I would do is I’d add some people to the board who have got a shareholder perspective, I’d add some people —
ANCHOR: And they would change management?
ACKMAN: No, they wouldn’t change management. What they would do is make sure that when critical strategic decisions come along, they were willing — occasionally they’d push back. It’s not clear who was behind keeping the credit card business. It may very well have been management, it may have been the board. But you need a board member who says, “You know what, perhaps it’s harder for us to compete with $8 billion of receivables when Citi has $150 billion.”

ANCHOR: You may or may not be altruistic and we need better board representation in all these companies and this is a good thing and a democratic way, Rich agrees with that, that all boards should be looked at like this. But, let’s get back to Barron’s. You’re down 80% or whatever it is in this fund that’s devoted to Target. You’ve got a reason for doing this, Barron’s has nothing involved. Why did they think it was such a —
ACKMAN: Well first of all, they focused on my real estate idea, they didn’t understand my real estate idea.
ANCHOR: So Barron’s did not understand your real estate idea?
ACKMAN: They didn’t talk to me about it, I mean I’m surprised.
ANCHOR: They got the guy from Simon Property saying this is, you know, hoping for a valuation on a REIT is one thing and actually getting it is another.
ACKMAN: I’m happy to talk about it. I mean basically, what I proposed is that Target keep its real estate, keep its buildings, keep control over what it needs for its business, but actually spin off a company that would own the land. A very passive business. You know Target today leases 10% of its land. And they run their business very well leasing 10% of their land. But my point is if you put 100% of the land in a REIT, lease it back for 75 years you control it effectively forever, more importantly you control your buildings. If you read the Barron’s article it says look, you do a sale lease-back of land and buildings and you lose control of your buildings. That’s true and that’s why we didn’t propose that.
ANCHOR: They also said that, you know that, what was the point I was going to make... that it wasn’t just that they misunderstood that the building wouldn’t be part of that deal. They said that the balance sheet would be stressed, and that you’d have the rent payment of $1.4 billion and that refurbishments and you’d be less flexible and prone to downgrades from rating agencies.
ACKMAN: Unfortunately it’s just flat wrong. What we proposed was not a transfer of the buildings out of Target.
ANCHOR: If you did it with just the land, would the financial flexibility of the company be hurt, would the ratings of the —
ACKMAN: Not at all. In fact, what we proposed was that the company would sell a 20% interest in a REIT that would own its land. They would take the cash, they’d pay down debt. They would then do a partnership with their credit card business. They’d take that cash, they’d pay down debt. They’d continue to generate cash as an independent business, they’d pay down debt. So that by the time they spun off the REIT, Target would have $5 billion of debt, that’s less than one times the operating cash flow of the business, the pre-tax operating cash flow of the business. It would be the best capitalized retailer in the country. Again it’s a little bit complicated. Barron’s wrote a short piece and I don’t want to pick too much on Barron’s, but they completely missed it. But this proxy contest is not about a REIT idea. You know my issue with the board with my so-called REIT idea, was not that they turned me down. It’s that, I said, “Look, let us work with Goldman Sachs, if you don’t like this idea, let’s — you’ve got a $26 billion dollar at cost investment in real estate, that’s very large relative to the value of the company. Perhaps there’s a more efficient way for you to own your real estate. Let’s work with Goldman Sachs and figure out the best answer for the company.” What the board said is, “We’re not going to authorize Goldman Sachs to do that. We’re going to limit Goldman Sachs just to look at your idea, it’s either up or down on your idea.” Goldman Sachs is going to have their own ideas, they turned us down, and they wouldn’t look further. My point is that’s not good shareholder oversight. In my opinion, what a board should do is say, “There’s merit to the fact that we’ve got a huge investment in real estate. Let’s come up with a better idea, let’s not limit Goldman Sachs to a very narrow reading of Pershing Square’s idea.” We don’t have insight —
ANCHOR: But is it fair for the board to say we don’t want to listen to every activist investor who comes along and say that we have to hire bankers and go explore every idea and be paying a long-running bill on the other end?
ACKMAN: Well actually, I would say Target is paying a lot more money on this proxy contest than they would have spending a few hours looking at a real estate idea. First of all, we’re not any activist investor. We have been a shareholder of the company since April of 2007. Frankly, they’ve adopted a number of ideas we’ve given them. We’ve had a cordial and positive relationship with management.
ANCHOR: Probably not recently though.
ANCHOR: Until now.
ACKMAN: We’ve avoided a direct dialogue with management.
ANCHOR: I just wonder why it’s gotten so contentious from their point of view.
ANCHOR: We hear both sides on this, it’s spun a million directions.
ANCHOR: They would probably say look, we’ve been doing a good job running this. You’ve got a 3% owner, look you may be one of the larger shareholders but it’s not a huge ownership you can’t just come in and run a company when you own 3% of the company.
ACKMAN: We’re not trying to do that. I asked for one board seat, after 2 years working privately and quietly.
ANCHOR: You don’t usually get a board seat for 3% ownership do you?
ACKMAN: The board owns less than 0.27% of the stock. Right? It’s our company, right? We own a $1 billion 100 million dollars worth of stock, right? Personally, I have a very large investment in the company. Beyond the stock investment we own some options. No different than the management options except ours are deeper in the money and we can extend them. But, with that ownership, with 2 years of working with the company, we’ve been a very successful investor in retail, we’ve been a successful investor generally, I asked for one board seat. And then I said, “I’d like one board seat for us, and then an independent director with retail, real estate or credit card experience.” And I gave them some names and I asked for one that would be mutually acceptable. The nominating committee, not only did they not meet with our proposed people, they just turned us down flat. And to me that’s not good governance.

If you look at Target’s proxy this year, the nominating committee never met in 2008. Alright they get paid fees for serving on this board. The nominating committee is supposed to, you know they have four directors, five directors coming up, they’re supposed to find the best people for those slots and they just completely skipped it. And so, I think if you, you look at businesses that have failed, businesses fail when the board stops really paying attention. You know if you look at George Tamke, I’ll give him as an example. He’s on three other boards they’re all Clayton Dubilier boards. He’s Chairman of two of them. The other one is Hertz — they have an 18% position. He’s been on Target’s board for 10 years. He’s bought 10,000 shares, this is a very wealthy man. 10,000 shares, serving on this board for 10 years. You look at Solomon Trujillo. He’s been on the board for 15 years. They’re proposing him now for another term, a three-year term. What’s so special about an Australian telecommunications executive who just stepped down. Wouldn’t Jim Donald, wouldn’t Richard Vague, Michael Ashner, some of the other people we’ve proposed — forget me. Once again the company’s made it about Bill Ackman because it’s easy to pick on hedge fund managers, right?
ANCHOR: Yes.
ACKMAN: Right, you don’t have to vote for me. But this company would be better served having some people on the board who are independent. And if you go back to —
ANCHOR: Let me stop you there, Bill. We’ll take a quick break, and then continue the conversation because there’s a lot more to talk about.
[END OF FIRST SEGMENT]
ANCHOR: Getting back to our special guest, hedge fund manager Bill Ackman of Pershing Square, we’ve been talking about this battle between you and Target and Rich Bernstein, formerly of Merrill Lynch, talking about the broader ramifications of this fight and what could happen if it goes in Bill’s direction or not.
RICHARD BERNSTEIN, FORMER MERRILL LYNCH CHIEF INVESTMENT BERNSTEIN: Well, I would say two things. Number one is I think as investors we’re too focused on just Target. This is an issue in the broad economy. It’s true around the world. It’s true. The corporations have become less responsive to shareholders. I don’t think there’s any doubt about that. I mean you see this — you know — I think people are just too focused on whether it’s Bill or not Bill. The second thing I would say is I don’t understand why most shareholders are not applauding this type of action because this is what capitalism is based on. Any action puts the fire to the feet of management and to the feet of boards will make them more competitive, more responsive. I mean this is what capitalism is all about. It’s when we become cushy and there is no boss anymore that capitalism becomes stale. So I think we’re way too focused on whether it’s this man right here and whether it’s Target and the bigger issue out there in the overall economy. I think we should be applauding people.
ANCHOR: We should be applauding activist investors instead of passive investors.
BERNSTEIN: Within reason. I mean I’m not saying every yokel and his brother should —
ANCHOR: Right.

BERNSTEIN: — go to a corporate board start demanding things. That’s kind of silly.
ANCHOR: Shouldn’t be throwing away your proxy, “It’s got nothing to do with me.”
BERNSTEIN: Or you throw it away for a good reason.
ACKMAN: Because most times you get it in the mail, you can vote for the guy or not. If you don’t vote for him, he still gets elected.
BERNSTEIN: Right.
ACKMAN: Right. Actually, the SEC — Mary Schapiro — is focused on this issue. Actually Chuck Schumer is focused on this issue. We’re talking about what’s called “Shareholder Access”. There’s an SEC proposal open for public comment. Next year, assuming this proposal passes, I’m not going to be the only guy putting up a slate of directors for big companies.
ANCHOR: Is there a point in which you will throw in the towel?
ACKMAN: No. I’m not a “throw in the towel” type of person.
ANCHOR: You will not walk away from this?
ACKMAN: Meaning a new election? Or with the stock?
ANCHOR: Yes, both. Both.
ACKMAN: Sure. Absolutely. If we decide that we got completely shut out. I think that sends a pretty bad message about the company’s and the shareholder base’s willingness to consider ideas from the outside. Again, it would not bother me at all if I’m not elected to this board. What would bother me if there weren’t two or more of our independent directors elected to this board.
ANCHOR: What will you do if they’re not?
ACKMAN: Well, I’ll assess the situation, the stock price and, you know, I’ll think about it pretty seriously.
ANCHOR: How much?
ACKMAN: If we think we could make a meaningful difference, if we simply get two or more directors on this board, this may be a more profitable investment for us over time.
ANCHOR: How much? You mentioned you have a personal stake. Can you say how big that is?
ACKMAN: Yes. Well I made a commitment today. It’s actually bigger than that — it’s closer to $100 million dollars.
ANCHOR: Is it? Why did they say $55 million?

ACKMAN: Well, I wanted to find a way that I could make a long term commitment to the company. My main fund which the bulk of my personal capital — I can’t tie up — I can’t commit to my investors’ capital for the next 5 years. We do have a separate partnership that only owns Target where I have a separate investment. That investment’s worth $55 million dollars.
ANCHOR: Right.
ACKMAN: In a press release I put out this morning, I’ve committed to hold that investment for the greater of 5 years or for as long as I sit on the board. I do that for a couple of reasons. One, people think of hedge fund managers as inherently short term. I’m not short term. I just made a minimum 5 year commitment to the company. Two, I’m separating myself in some sense from the existing board. The existing board sold 429 — and senior management — 429 million dollars in stock over the last five years and they bought zero — management bought zero stock until the day after [we announced our nomination of a competing slate]. Talk about putting feet to the fire — a day after we launch our proxy contest, the CEO bought 170,000 shares. First time in 5 years. But my point is, I want to make clear that we’re long term, that we’re not going to push for something risky that’s going to hurt the company — I’m not going to sell and be gone — because again, I’m going to have to commit to own the stock for so long as I’m on the board or 5 years, whichever is the longer period of time.
ANCHOR: Wouldn’t it be easier to — I mean they always say — like building a house is such the nightmare that it’s better to find something you like and buy it? Wouldn’t it be easier to find a company that you thought was well run and buy that?
ACKMAN: I think this is a very well run company. Again, I apologize for the confusion here. I want this company to have the best possible board. By the way, having a great board here is going to increase the probability of this business being successful for a very long period of time. And that’s what I’m focused on. If I thought it was a bad company, I wouldn’t invest. We focus — we invest in great companies. We invested in McDonald’s a number of years ago because I thought it was a great company but there were opportunities for it to be a better company. And one of the ways to make Target a better company is to have a board that’s more receptive to ideas from the outside. I think they would have done — you have to ask the question — had Target done a credit card transaction before we showed up, shareholders would be much better off. They’re better off because we showed up — because we pushed them to do something.
...
Additional Information
In connection with Target’s 2009 Annual Meeting of Shareholders, Pershing Square Capital Management, L.P. and certain of its affiliates (collectively, “Pershing Square”) have filed a definitive proxy statement on Schedule 14A with the Securities and Exchange Commission (the “SEC”) containing information about the solicitation of proxies for use at the 2009 Annual Meeting of Shareholders of Target Corporation. The definitive proxy statement and the GOLD proxy card were first disseminated to shareholders of Target Corporation on or about May 2, 2009.

SHAREHOLDERS OF TARGET ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION. The definitive proxy statement and other relevant documents relating to the solicitation of proxies by Pershing Square are available at no charge on the SEC’s website at http://www.sec.gov. Shareholders can also obtain free copies of the definitive proxy statement and other relevant documents at www.TGTtownhall.com or by calling Pershing Square’s proxy solicitor, D. F. King & Co., Inc., at 1 (800) 290-6427.
Pershing Square and certain of its members and employees and Michael L. Ashner, James L. Donald, Ronald J. Gilson and Richard W. Vague (collectively, the “Participants”) are deemed to be participants in the solicitation of proxies with respect to Pershing Square’s nominees. Detailed information regarding the names, affiliations and interests of the Participants, including by security ownership or otherwise, is available in Pershing Square’s definitive proxy statement.
Cautionary Statement Regarding Forward-Looking Statements
This transcript contains forward-looking statements. All statements contained in this transcript that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “estimate,” “plan,” and similar expressions are generally intended to identify forward-looking statements. These statements are based on current expectations of Pershing Square and currently available information. They are not guarantees of future performance, involve certain risks and uncertainties that are difficult to predict and are based upon assumptions as to future events that may not prove to be accurate. Pershing Square does not assume any obligation to update any forward-looking statements contained in this transcript.